Exhibit 10.14

VW/RS

18 April 2017

PRIVATE & CONFIDENTIAL

Jack Swaysland

68 Cardinal Avenue

Kingston-Upon-Thames

Surrey

KT2 5SB

Dear Jack,

This letter (the Agreement) confirms your terms of your contract of employment with Papa John’s (GB) Limited (the Company).  Your position and job title is Senior Vice President of International.  Your employment under the terms of this Agreement commenced on 1  April 2017, however the start of your continuous employment with the Company is 20 November 2006.

1.    Base Salary:

1.1          You will be paid a base salary of £232,181 per year.  Your base salary will be payable by equal monthly instalments by bank giro credit direct to your bank less such deductions as the Company may be required by law to make.

2.    Bonus:

2.1          You will be eligible to participate in such bonus scheme or schemes on such terms (including any performance targets or criteria) as the Company may determine from time to time.  We confirm your participation in the arrangements for a bonus in respect of the year 2017, with the opportunity for you to be paid up to 65% of the basic salary earned during the relevant period.

2.2          All bonus schemes operated by the Company are entirely discretionary and non-contractual in nature and are not incorporated by reference in this letter.  Bonus payments are non-pensionable and are subject to tax and NI deductions.  The Company may, at the Company’s sole discretion, supplement the bonus paid for extraordinary services rendered, as may be appropriate from time to time.

2.3          Without prejudice to the generality of 2.2, participation in a Company bonus scheme in any year will not confer any right to participate in any bonus scheme, or to payments under a scheme, in the following year or any subsequent years, nor will it confer a right to any specific rate of bonus.  Any payments under a Company bonus scheme are conditional upon such terms, conditions and performance criteria as the Company may determine from time to time.  You agree that no payment will be made or due under any bonus scheme if on the payment date you have given, or have been given, notice of termination of employment or are no longer employed by the Company.

3.    Hours of Work:

3.1          Your normal hours of work are from 9.00am to 5.30pm Monday to Friday together with such additional hours as may be necessary for the proper performance of your duties.  You agree that the nature of your position is such that your working time cannot be measured, and that accordingly your position falls within the scope of regulation 20 of the Working Time Regulations 1998.

4.    Duties:

4.1          You will carry out such duties and functions, exercise such powers and comply with such instructions in connection with the business of the Company and the Papa John’s Group which are consistent with your position as the Company may direct from time to time.  Except when prevented by illness, accident or holiday as provided below you will devote the whole of your time and all of your attention and skill to the affairs of the Company and where appropriate any company in the Papa John’s Group and use your best endeavours to promote its/their interests.

4.2          You will if and so long as may be required by the Company carry out duties for and/or act as a director, officer or employee of any other company in the Papa John’s Group.  The duties attendant on any such appointment will be carried out by you as if they were duties to be performed by you on behalf of the Company.

4.3          You will at all times promptly give to the Company (in writing if requested) all information, explanations and assistance that the Company may require in connection with the business or affairs of the Company and any other company in the Papa John’s Group and your employment with the Company.

4.4          Except with the written consent of the Company (such consent not to be unreasonably withheld) you will not during your employment with the Company be directly or indirectly engaged, concerned or interested whether as principal, servant or agent (on your own behalf or on behalf of or in association with any other person) in any other trade, business or occupation other than the business of the Company or any company in the Papa John’s Group.  This clause will not prevent you from being interested for investment purposes only as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a recognised investment exchange and which do not represent more than four per cent of the total share or loan capital from time to time in issue in such company.

5.    Place of Work:

5.1          You will be required to travel and work widely within the United Kingdom, and possibly abroad, in the course of your duties.  The Company is based at 11 Northfield Drive, Northfield, Milton Keynes, Buckinghamshire, MK15 0DQ, or at such other place or places as the Company may reasonably decide.

6.    Benefits:

6.1          Pension

You are entitled to become a member of a Company pension scheme, subject to satisfying certain eligibility criteria and subject to the rules of the scheme as amended from time to time.  Full details are available upon request from the Finance Director.

6.2          Expenses

You will be reimbursed all out of pocket expenses reasonably and properly incurred by you in the performance of your duties on hotel, travelling, entertainment and other similar items provided that you comply with the Company’s requirements relating to expenses, as amended from time to time, and produce to the Company such evidence of expenditure as it may require.

6.3          Car

In addition, as your job may require that you drive a motor vehicle to properly undertake your duties, it is a condition of your employment that you hold, and continue to hold, a current driving licence. In the event that you lose your driving licence for any reason whatsoever, the Company reserves the right to terminate your employment. The Company may require you to produce your driving licence at any time.

In the event you are required to use your private car on company business you agree to comply with the terms in the Travel & Expense Policy.

6.4          Life Insurance

You are eligible to participate in the Company’s life assurance scheme and obtain life insurance cover which would pay a sum equal to four times your basic salary.  Your participation is subject to the terms of the scheme and the rules of the relevant insurance provider, as amended from time to time, and to the premium being at a rate which the Company considers reasonable. Details are available on request.

The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of cover) at any time on providing you with reasonable notice and without any obligation to pay you compensation in lieu of such benefits.

6.5          Health Insurance

You, together with your spouse or civil partner and any dependent children under the age of 18, will be entitled to participate at the Company’s expense in the Company’s private medical insurance plan subject to the rules of the plan from time to time and subject to your eligibility to participate in or benefit from such plan pursuant to its rules.  Details and additional benefit information are available on request.

The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of cover) at any time on providing you with reasonable notice and without any obligation to pay you compensation in lieu of such benefits.

7.    Vacation

In a complete holiday year you are entitled to 33 days holiday with pay each holiday year. This figure comprises of 25 days basic holiday, plus 8 days for public holidays. Should the public holidays increase or decrease, then this allowance will alter accordingly. Bank holidays are treated as normal working days. At the start and end of your employment, you will be entitled to paid holiday pro rata to the number of complete calendar months worked by you in the relevant calendar year.  The dates of your holiday must be approved beforehand by your line manager or any such person as the Company may determine.  Unused holiday entitlement may not be carried forward to the next year without the written permission of the Regional Vice President, or any such person as the Company may determine.  Where you have taken more or less than your holiday entitlement in the year your employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) your final pay calculated on a pro-rata basis.

8.    Sickness or Injury Benefit

8.1          If you are absent from your duties as a result of illness or injury, you will notify your line manager, or any such person the Company may determine, as soon as possible and complete any self – certification forms which are required by the Company.  If the incapacity continues for a period of seven days or more, you will produce to the Company a medical certificate to cover the duration of such absence.

8.2          Subject to your compliance with the Company’s notification and certification requirements, if you are absent from your duties as a result of illness or injury, you shall continue to receive your full salary and contractual benefits during any period of absence for up to an aggregate of 13 weeks in any 52 week period (such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation in force at the time of absence), and for any such absence thereafter you will be entitled only to payment of such Statutory Sick Pay as may be required by law.

8.3          If you are absent from work because of any injury or condition (physical or mental and whether or not sustained in the course of your duties) caused wholly or partly by an act or omission of any third party (other than the Company or any company in the Papa John’s Group) and recover damages or compensation from such party, you will repay to the Company a sum equivalent to the amount (if any) of any such damages or compensation which relates to any period of absence during which you received salary from the Company pursuant to any sick pay policy provided that the amount payable by you hereunder shall not exceed the amount of any sick pay received by you from the Company for the said period.

8.4          Whether or not you are absent by reason of sickness, injury or other incapacity you will at the request of the Company agree to have a medical examination performed by a doctor appointed and paid for by the Company and you hereby authorise the Company to have unconditional access to any report or reports (including copies) produced as a result of such examination as the Company may from time to time require and entitlement to salary pursuant to any sick pay policy will be conditional upon you complying with the terms of this clause 8.4.

8.5          The provisions of this clause will not prejudice or limit in any way the Company’s right to terminate your employment pursuant to the terms of this Agreement.

8.6          For the avoidance of doubt, you are not entitled to receive any benefits under any permanent health insurance scheme.

9.    Collective Agreements:

9.1          There are no collective agreements which directly affect the terms and conditions of your employment.

10.   Company Rules, Policies and Procedures:

10.1        You must comply with the Company rules, policies and procedures which apply to you.  The Company reserves the right to change such rules, policies and procedures and to withdraw them at its discretion.  If there is any conflict between the Company’s rules, policies and procedures and this Agreement, it is the terms set out in this Agreement which apply to your employment.  Breach of any of the applicable rules, policies or procedures may result in disciplinary action.

10.2        The Company reserves the right to search any employee and any vehicle, clothing or other property belonging to the employee at any time.  It is a condition of your employment that you co-operate fully with any such search.

10.3        The Company reserves the right to require any employee to be medically examined at the Company’s expense.  It is a condition of your employment that you co-operate fully with any such medical examination.

11.   Confidentiality:

11.1        You will have access to confidential information in the course of your employment about the affairs of the Company, its customers and suppliers and franchise owners.  While employed by the Company and after the termination of your employment, regardless of the reason for the termination, you agree that you shall not use, disseminate, disclose or publish, directly or indirectly, any such confidential information except as is required to perform your obligations under this Agreement.

11.2        The above restrictions shall not apply to:

11.2.1              any use or disclosure authorised by the Company or required by law; or

11.2.2              any information which is already in, or comes into, the public domain other than through your unauthorised disclosure; or

11.2.3              prevent you from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

12.   Post-Termination Restrictions:

12.1        In order to protect the confidential information, trade secrets and business connections of the Papa John’s Group to which you have access as a result of your employment, you covenant with the Company (for itself and as trustee and agent for each company in the Papa John’s Group) that you shall not:

12.1.1              for 6 months after the Termination Date in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Papa John’s Group any Restricted Person; or

12.1.2              for 12 months after the Termination Date, be involved in any Capacity with any business concern (including, but not limited to, those  branded Domino’s Pizza, Pizza Hut and Little Caesars) which is (or intends to be) in competition with any Restricted Business within any Restricted Territory; or

12.1.3              at any time after the Termination Date, represent yourself as connected with the Company or the Papa John’s Group in any Capacity.

12.2        None of the restrictions in clause 12.1 shall prevent you from being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent in the 6 months prior to the Termination Date.

12.3        The restrictions imposed on you by this clause 12 apply to you acting:

12.3.1               directly or indirectly; and

12.3.2               on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

12.4        The periods for which the restrictions in clause 12.1 apply shall be reduced by any period that the Employee spends on Garden Leave immediately prior to the Termination Date.

12.5        If you receive an offer to be involved in a business concern in any Capacity during the term of this Agreement, or prior to the expiry of the last of the covenants in this clause 12, you shall give the person making the offer a copy of this clause 12.

12.6        You have entered into the restrictions in this clause 12 having been separately legally advised.

12.7        Each of the restrictions in this clause 12 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

12.8        You will, at the request and expense of the Company, enter into a separate agreement with any company of the Papa John’s Group in which you agree to be bound by restrictions corresponding to those restrictions in this clause 12 (or such of those restrictions as may be appropriate) in relation to that company.

12.9         In this Agreement:

12.9.1              “Capacity” means agent, consultant, director, employee, owner, partner, shareholder or in any other capacity provided that you may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange);

12.9.2              “Papa John’s Group” means the Company, any holding company from time to time of the Company or any subsidiary or associated company from time to time of the Company or of any such holding company (for which purpose “holding company” and “subsidiary” have the meanings ascribed to them by Section 736 of the Companies Act 1985 as amended by the Companies Act 1989 and “associated company” means any company which any such holding company or subsidiary holds or controls more than 20 per cent of the equity share capital);

12.9.3              “Restricted Business” means the business of selling pizza on a delivery or carry-out basis.

12.9.4              “Restricted Person” means anyone employed or engaged by the Papa John’s Group at [manager] level or above and with whom you dealt in the 6 months prior to the Termination Date in the course of your employment;

12.9.5              “Restricted Territory” means any site in the United Kingdom within a 10-mile radius of either (i) a Delivery Unit operated by the Company or a franchisee of the Company or (ii) a territory which at the Termination Date has been allocated to for the development of a Delivery Unit by the Company or a franchisee of the Company; and

12.9.6              “Termination Date” means the date of termination of your employment with the Company howsoever caused (including, without limitation, termination by the Company in repudiatory breach of contract).

13.   Termination:

13.1        Your employment with the Company may be terminated by you or the Company giving the other 9 months’ written notice to expire at any time.  You must deliver such notice to your line manager or any such person as the Company may determine.

13.2        Following service of notice to terminate your employment by either party, or if you purport to terminate your employment in breach of contract, the Company may by written notice place you on Garden Leave for the whole or part of the remainder of your employment. Any untaken holiday entitlement accrued or likely to accrue up to the end of your employment must be taken during the Garden Leave period to the extent there are sufficient days of employment remaining.  You agree to notify the Company of any day or days during the exclusion period when you will be unavailable due to holiday and will agree convenient holiday dates in advance.  You will continue to be bound by the terms of this Agreement during Garden Leave and will continue to be paid basic salary and be entitled to other benefits in accordance with the terms of this Agreement.  The Company shall not be bound to provide you with any work during Garden Leave and may exclude you from Company premises and require you not to communicate with such of its employees and business contacts as it may determine.

13.3        The Company reserves the right to terminate employment without notice in cases of gross misconduct.  Further details and examples are contained in the Company Handbook.

13.4        In addition, as your job requires that you drive a motor vehicle to properly undertake your duties, it is a condition of your employment that you hold, and continue to hold, a current driving licence.  In the event that you lose your driving licence for any reason whatsoever, the Company reserves the right to terminate your employment.

14     Deductions:

14.1        By signing this Agreement you agree that the Company may deduct from your pay (which includes holiday pay, sick pay, bonus and pay in lieu of notice) any amounts which you owe to the Company or any other company in the Papa John’s Group.

14.2        By signing this Agreement you agree that the Company may deduct from any bonus or any other pay due to you from the Company or any other company in the Papa John’s Group any amounts required in order to fulfil your obligations pursuant to any stock ownership guidelines specified by the Papa John’s Compensation Committee from time to time and the Company shall apply such deducted sums in accordance with the procedure set down in those guidelines from time to time.

15     Disciplinary and Grievance Procedures:

15.1        You are subject to the Company's disciplinary and grievance procedures, copies of which are available upon request from the Finance Director. These procedures do not form part of your contract of employment.

15.2        The Company may at any time suspend you for a period of up to 2 weeks during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults connected with your employment. During any period of suspension you shall continue to receive your salary and contractual benefits.

16     Retirement Age:

16.1        The Company is currently reviewing its policies on compulsory retirement.  You agree to be bound by such retirement age as it may decide for your position.

17     Directorship:

17.1        The Company is not obliged to ensure that you are appointed or remain a director of any company in the Papa John’s Group within the meaning of section 741 of the Companies Act 1985 (as amended) and the removal of you from any board in accordance with the company’s Articles of Association or if required by law or otherwise will not be a breach of this Agreement by the Company (or any company in the Papa John’s Group) nor terminate your employment hereunder.

17.2        You will on termination of your employment for any reason and/or on commencement of any period of Garden Leave give written notice resigning immediately without claim for compensation (but without prejudice to any claim you may have for damages for breach of this Agreement) as a director of the Company and any company in the Papa John’s Group of which you are a director.

17.3         If notice pursuant to clause 17.2 is not received by the relevant company within 7 days of a request by the Company, the Company is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on your behalf.

18     Company property:

18.1        On request and in any event on termination of your employment for any reason you are required to return to the Company all company property including company credit or charge cards, your security pass, all keys, computer hard and software including discs and all documents in whatever form (including notes and minutes of meetings, customer lists, diaries and address books, computer printouts, plans, projections) together with all copies (irrespective of by whom and in what circumstances such copies were made) which are in your possession or under your control.

19     Data protection:

19.1        For the purposes of the Data Protection Act 1998 (as amended), you give your consent to the Company and any other Company in the Papa John’s Group processing personal data provided by you for all purposes relating to the performance of your employment including but not limited to:

19.1.1              administering and maintaining personal records;

19.1.2              paying and reviewing salary and other remuneration and benefits;

19.1.3              providing and administering benefits (including, if relevant, pension, life assurance, permanent health insurance and medical insurance); undertaking performance appraisals and reviews;

19.1.4              maintaining sickness, holiday and other absence records;

19.1.5              equal opportunities matters including the operation of an equal opportunities policy;

19.1.6              taking decisions about your fitness for work;

19.1.7              carrying out performance appraisals and development reviews;

19.1.8              providing references and information to future employers;

19.1.9              providing information to governmental and quasi-governmental bodies for social security and other purposes, the HM Revenue & Customs and the Contributions Agency;

19.1.10            recording the commission or alleged commission of any offence;

19.1.11            providing information to future purchasers of the Company or and companies in the Papa John’s Group or of the business(es) in which you work; and

19.1.12            transferring information concerning you to a country or territory outside the EEA.

20     Miscellaneous:

20.1        This Agreement replaces all previous agreements between you and the Company or any other company in the Papa John's Group relating to your employment.

20.2        This Agreement and your employment shall be governed by and interpreted in accordance with the law of England and Wales.  Subject to clause, each party irrevocably agrees to submit to the exclusive jurisdiction of the courts and tribunals of England and Wales over any claim or matter arising under or in connection with this Agreement.

Yours sincerely

Valerie Wookey - UK HR Manager

For and on behalf of Papa John’s (GB) Limited

I understand and agree to the terms and conditions of my employment as set out above and I consent to your processing personal data (including sensitive data) as set out in clause 19.

/s/Jack Swaysland

Jack Swaysland

DATE	April 18, 2017